                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                ImmunoGen, Inc.
                (Name of Registrant as Specified In Its Charter)

                                ImmunoGen, Inc.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                             [ImmunoGen Letterhead]





                                                                October 10, 1997

Dear Shareholder:

     You are cordially invited to attend the 1997 Annual Meeting of Shareholders of ImmunoGen, Inc. to be held at 10:00 a.m. on Wednesday, November 12, 1997 at the offices of the Company, 333 Providence Highway, Norwood, Massachusetts.

     The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the matters that will be presented at the Annual Meeting. At the Annual Meeting, six members will be elected to the Board of Directors. The Board of Directors recommends the election of the six nominees named in the enclosed Proxy Statement. In addition, the Board of Directors recommends approval of the proposed amendment to the Company's Restated Stock Option Plan to increase the number of the shares reserved for the grant of options from 2.4 million to 3.525 million shares.

     Whether you plan to attend the Annual Meeting or not, it is important that you promptly complete, sign, date and return the enclosed proxy card in accordance with the instructions pertaining to the card. This will ensure your proper representation at the Annual Meeting.

                                            Sincerely,



                                            /s/ Mitchel Sayare
                                            MITCHEL SAYARE




           YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR PROXY PROMPTLY.

                                IMMUNOGEN, INC.
                             333 PROVIDENCE HIGHWAY
                          NORWOOD, MASSACHUSETTS 02062
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 12, 1997

To Shareholders of
  ImmunoGen, Inc.:

     Notice is hereby given that the Annual Meeting of Shareholders of ImmunoGen, Inc. (the "Company") will be held at the offices of the Company, 333 Providence Highway, Norwood, Massachusetts, on Wednesday, November 12, 1997 at 10:00 a.m. Boston time for the following purposes:

     1. To fix the number of directors at six and to elect six directors to hold office until the next annual meeting of shareholders and until their successors are elected and qualified.

     2. To consider and act upon the proposed amendment to the Company's Restated Stock Option Plan to increase the number of shares reserved for the grant of options from 2.4 million to 3.525 million.

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

     Only shareholders of record at the close of business on September 23, 1997 will receive notice of the Annual Meeting and be entitled to vote at the Annual Meeting or any adjournment(s) thereof. The transfer books will not be closed.

     You are cordially invited to attend the Annual Meeting in person, if possible. WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OR NOT, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE ENCLOSED FOR THIS PURPOSE. The Proxy is revocable by the person giving it at any time prior to the exercise thereof by written notice received by the Company, by delivery of a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

                                            By order of the Board of Directors

                                            LOGO
                                            JONATHAN L. KRAVETZ, ESQ.
                                            Clerk

October 10, 1997

                                IMMUNOGEN, INC.
                             333 PROVIDENCE HIGHWAY
                          NORWOOD, MASSACHUSETTS 02062

                                ---------------
                                PROXY STATEMENT
                                ---------------

                         ------------------------------
                         ANNUAL MEETING OF SHAREHOLDERS
                         ------------------------------

                        TO BE HELD ON NOVEMBER 12, 1997

                              GENERAL INFORMATION

     Introduction. This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of ImmunoGen, Inc. (the "Company") of Proxies for use at the Annual Meeting of Shareholders of the Company to be held at the offices of the Company, 333 Providence Highway, Norwood, Massachusetts on Wednesday, November 12, 1997 at 10:00 a.m. and at any adjournments thereof (the "Meeting"), and, together with the enclosed Form of Proxy and Annual Report to Shareholders for the Fiscal Year ended June 30, 1997, is being mailed to the shareholders on or about October 10, 1997. The Annual Report does not form any part of this Proxy Statement.

     Voting and Revocability of Proxies. When the Proxy of a shareholder is duly executed and returned, the shares represented thereby will be voted in accordance with the voting instructions given on the Proxy by the shareholder. If no such voting instructions are given on a Proxy with respect to one or more proposals, the shares represented by that Proxy will be voted, with respect to the election of Directors, for the nominees named herein, and with respect to other proposals, in accordance with the recommendations of the Board. Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed Proxy bearing a later date, or by attending the Meeting and voting in person.

     Cost of Solicitation. The entire cost of this solicitation will be paid by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, telex, telecopy and personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid for such solicitation.

     Quorum and Voting. Only shareholders of record of the Company's 22,979,877 shares of Common Stock, $.01 par value (the "Common Stock"), outstanding as of the close of business on September 23, 1997 will be entitled to vote. Each share of Common Stock is entitled to one vote at the Meeting. The presence, in person or by Proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. No appraisal rights exist for any action to be taken at the Meeting.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock as of September 12, 1997 by (i) each person or entity known by the Company to be a beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each Director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table below, and (iv) all current executive officers and Directors of the Company as a group. Except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

                                                                                      PERCENTAGE
                                                                 NUMBER OF SHARES     OF SHARES
                    NAME AND ADDRESS OF                            BENEFICIALLY      BENEFICIALLY
                    BENEFICIAL OWNER**                               OWNED(1)          OWNED(1)
                    -------------------                          ----------------    ------------
     Capital Ventures Corporation(2)..........................       2,511,603            9.9%
       One Capital Place, P.O. Box 1787 GT
       Grand Cayman, Cayman Island, BWI

     Aeneas Venture Corporation(3)............................       1,181,159            5.1%
       600 Atlantic Avenue
       Boston, Massachusetts 02210

     Southbrook International Investments, Ltd(4).............       2,617,709            4.9%
       c/o Icaza, Gonzales-Ruiz & Aleman (BVI) Limited
       Vanterpool Plaza, 2nd floor
       Wickmans Cay 1
       P.O. Box 873
       Roadtown, Tortola
       British Virgin Islands

     Mitchel Sayare(5)........................................         511,834            2.2%
     Walter A. Blattler(6)....................................         265,061            1.1%
     David W. Carter..........................................               0             --
     Michael R. Eisenson(7)...................................               0             --
     Stuart F. Feiner(8)......................................           2,100              *
     Donald E. O'Neill(9).....................................          12,500              *
     Frank J. Pocher(10)......................................         221,791              *
     Dixie-Lee W. Esseltine, M.D.(11).........................          90,034              *
     John M. Lambert(12)......................................         107,175              *

     All current executive officers and Directors as a group
       (8 persons)(14)........................................         922,037            3.8%

---------------

   * Represents beneficial ownership of less than 1% of the Common Stock.

  ** Addresses are given for beneficial owners of more than 5% of the outstanding Common Stock only.

 (1) Share ownership includes shares of Common Stock issuable upon exercise of certain outstanding options as described in the footnotes below.

 (2) Includes 2,389,861 shares of Common Stock which Capital Ventures International ("CVI") may acquire upon the exercise of warrants (the "CVI Warrants") and/or conversion of Series A Stock. The Restated Articles of Organization, as amended, of the Company and the CVI Warrants limit the right of CVI to convert Series A Stock and exercise CVI Warrants such that the maximum number of shares of the Company's Common Stock which may at any time be deemed to be beneficially owned by CVI upon conversion of the Series A Convertible Preferred Stock and the exercise of the CVI Warrants may not, together with any other shares of the Company's Common Stock then owned by CVI, exceed 9.9% of the then issued and outstanding shares of the Company's Common Stock.

 (3) Includes 12,500 shares of Common Stock which Aeneas Venture Corporation may acquire upon the exercise of Director's options within 60 days after September 12, 1997.

 (4) Includes shares which Southbrook International Investments, Ltd. may acquire upon the exercise of warrants and/or conversion of Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock. The Convertible Preferred Stock Purchase Agreement between the Company and Southbrook International Investors, Ltd. ("Southbrook") limits the conversion right of Southbrook such that the maximum number of shares of the Company's Common Stock issued upon conversion of the preferred stock and warrants, together with shares of the Company's Common Stock then owned by Southbrook, may not exceed 4.9% of the then issued and outstanding shares of the Company's Common Stock following such conversion or exercise.

 (5) Includes 373,834 of Common Stock which Mr. Sayare may acquire upon the exercise of options within 60 days after September 12, 1997.

 (6) Includes 202,061 shares of Common Stock which Dr. Blattler may acquire upon the exercise of options within 60 days after September 12, 1997.

 (7) Michael R. Eisenson, a Director of the Company, is President and Chief Executive Officer of Harvard Private Capital Group, Inc. The outstanding capital stock of Harvard Management Company, Inc., the parent company of Harvard Private Capital Group, Inc., and Aeneas Venture Corporation is owned by The President and Fellows of Harvard College. Mr. Eisenson owns no shares of Common Stock and disclaims beneficial ownership of the shares owned by Aeneas Venture Corporation. Pursuant to an agreement among the Company, Aeneas Venture Corporation and Mr. Eisenson, grants of stock options in respect of Mr. Eisenson's service as a Director are granted directly to Aeneas Venture Corporation.

 (8) Stuart F. Feiner, a Director of the Company, is the Executive Vice President, General Counsel and Secretary of Inco Limited, which owns 14,315 shares of Common Stock. He is also President of Inco Securities Corp., a subsidiary of Inco Limited, which owns 323,947 shares of Common Stock, and Chairman of the general partner of North American Partners Limited Partnership II, which owns 19 shares of Common Stock. Mr. Feiner disclaims beneficial ownership of the shares of Common Stock held by each of such shareholders. Mr. Feiner individually owns 2,100 shares as of September 12, 1997. He is also named as direct owner of non-qualified options to acquire 20,000 shares of Common Stock granted by the Company in July 1992 and July 1996, which options are exercisable with respect to 12,500 shares within 60 days after September 12, 1997; however, Mr. Feiner disclaims all beneficial interest in the derivative securities and underlying shares pursuant to an arrangement made between Mr. Feiner and Inco Limited, assigning all benefit to that entity.

 (9) Consists of 12,500 shares of Common Stock which Mr. O'Neill may acquire upon the exercise of options within 60 days after September 12, 1997.

(10) Mr. Pocher passed away on April 12, 1997. Includes 211,791 shares of Common Stock which Mr. Pocher's estate may acquire upon the exercise of options within 60 days after September 12, 1997.

(11) Dr. Esseltine resigned her position with the Company effective August 29, 1997. Includes 90,034 shares of Common Stock which Dr. Esseltine may acquire upon the exercise of options within 60 days after September 12, 1997.

(12) Consists of 107,175 shares of Common Stock which Dr. Lambert may acquire upon the exercise of options within 60 days after September 12, 1997.

(13) See also footnotes (5), (6), (7), (8), (9), (10) and (13).

INFORMATION ABOUT DIRECTORS AND CURRENT EXECUTIVE OFFICERS

     The names of the Directors and certain information about them are set forth below:

NAME OF DIRECTOR                AGE      PRINCIPAL OCCUPATIONS DURING THE LAST FIVE YEARS
----------------                ---      ------------------------------------------------

Mitchel Sayare................   49   Mitchel Sayare, Chief Executive Officer, a Director
                                      since 1986 and Chairman of the Board since 1989, joined
                                      the Company in 1986. From 1986 until 1992, and
                                      currently since 1994, Mr. Sayare has served as
                                      President of the Company. From 1982 to 1985, Mr. Sayare
                                      was Vice President for Development at Xenogen, Inc., a
                                      biotechnology company specializing in monoclonal
                                      antibody-based diagnostic systems for cancer. From 1977
                                      to 1982, Mr. Sayare was Assistant Professor of
                                      Biophysics and Biochemistry at the University of
                                      Connecticut. He holds a Ph.D. in Biochemistry from
                                      Temple University School of Medicine. Mr. Sayare serves
                                      on the Board of Directors of ImmuCell Corporation, in
                                      addition to a number of private companies.

Walter A. Blattler............   48   Walter A. Blattler, Ph.D., elected a Director in
                                      September 1995, served as Vice President, Research and
                                      Development from 1987 to October 1994 and as Senior
                                      Vice President, Research and Development from October
                                      1994 to October 1996. Since 1996, Dr. Blattler has
                                      served as Executive Vice President, Science and
                                      Technology. Dr. Blattler joined the Company in October
                                      1987. From 1981 to 1987 Dr. Blattler was chief
                                      scientist for the ImmunoGen-supported research program
                                      at the Dana-Farber Cancer Institute. Dr. Blattler
                                      received his Ph.D. from the Swiss Federal Institute of
                                      Technology in Zurich in 1978.

David W. Carter...............   58   David W. Carter, a Director since June 1997, has been
                                      Chairman of the Board, President and Chief Executive
                                      Officer of Somatix Therapy Corporation since 1991. Mr.
                                      Carter also serves on the Board of Directors of Cell
                                      Genesys, Inc.

Michael R. Eisenson...........   42   Michael R. Eisenson, a Director since 1986, is
                                      President and Chief Executive Officer of Harvard
                                      Private Capital Group, Inc., which he joined in 1986.
                                      Between 1981 and 1986 Mr. Eisenson held the position of
                                      Manager, Boston Consulting Group. Mr. Eisenson serves
                                      on the Boards of Directors of Harken Energy
                                      Corporation, Playtex Products, Inc. and United Auto
                                      Group, Inc., as well as several private companies.

Stuart F. Feiner..............   49   Stuart F. Feiner, a Director since 1984, has been
                                      Executive Vice President, General Counsel and Secretary
                                      of Inco Limited since August 1993, after having served
                                      as Vice President, General Counsel and Secretary of
                                      Inco Limited from April 1992 to August 1993. From
                                      January 1984 until April 1992, Mr. Feiner was President
                                      of Inco Venture Capital Management, the venture capital
                                      unit of Inco Limited. Mr. Feiner serves on the Board of
                                      Directors of The Liposome Company, Inc., in addition to
                                      a number of private companies.

NAME OF DIRECTOR                AGE      PRINCIPAL OCCUPATIONS DURING THE LAST FIVE YEARS
----------------                ---      ------------------------------------------------

Donald E. O'Neill.............   71   Donald E. O'Neill has been a Director since July 1992.
                                      Prior to his retirement in March 1991, Mr. O'Neill had
                                      been an executive of Warner Lambert and Company since
                                      1971, serving most recently as Executive Vice
                                      President, Chairman of International Operations and a
                                      member of the Board of Directors. Mr. O'Neill serves on
                                      the Boards of Directors of Alliance Corporation,
                                      Targeted Genetics, Cytogen Corp., Fujisawa USA and
                                      Fuisz Corp.

     The name of, and certain information regarding, each current executive officer of the Company who is not a member of the Board of Directors is set forth below. Executive officers serve at the pleasure of the Board of Directors.

NAME OF EXECUTIVE OFFICER       AGE      PRINCIPAL OCCUPATIONS DURING THE LAST FIVE YEARS
-------------------------       ---      ------------------------------------------------

John M. Lambert, Ph.D.........   46   John M. Lambert, Ph.D., Vice President, Research and
                                      Development, joined the Company in 1987. Dr. Lambert
                                      served as Senior Director of Research from October 1994
                                      to November 1996. Prior to joining ImmunoGen, Dr.
                                      Lambert was Assistant Professor of Pathology at the
                                      Dana-Farber Cancer Institute, where he worked on the
                                      research program supported by ImmunoGen. Dr. Lambert
                                      received his Ph.D. in Biochemistry from Cambridge
                                      University in England.

Kathleen A. Carroll...........   45   Kathleen A. Carroll, Vice President, Finance and
                                      Administration, Treasurer and Assistant Secretary
                                      joined the Company in 1987. Ms. Carroll served as
                                      Controller from October 1990 to October 1996 and has
                                      served as Vice President, Finance and Administration,
                                      since October 1996, Assistant Secretary since April
                                      1997 and Treasurer since June 1997. Prior to joining
                                      ImmunoGen, Ms. Carroll held various positions in both
                                      private industry and public accounting. Ms. Carroll
                                      received her B.S. in Finance from Boston University and
                                      a J.D. from Suffolk University Law School.

                             EXECUTIVE COMPENSATION

          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside, non-employee Directors. The Committee determines the base salaries of the Company's executive officers and the amount of annual bonus awards, if any, to be paid to the executive officers. In addition, the Committee administers the Company's Restated Stock Option Plan under which stock options may be granted to executive officers and other employees and under which the Company's non-employee Directors receive periodic, non-discretionary stock option grants.

COMPENSATION POLICY AND COMPONENTS OF COMPENSATION

     The Committee's fundamental executive compensation philosophy is to enable the Company to attract and retain key executive personnel and to motivate those executives to achieve the Company's objectives. The biotechnology industry is extremely competitive with respect to recruitment and retention of qualified personnel.

     The Company has remained in a research and development phase and, therefore, continues to accumulate net losses. The Company recently entered into a research and collaboration agreement for a technology platform invented by its majority-owned subsidiary and continues to pursue other partnering or licensing arrangements for its other technology platforms. However, as yet no milestone or royalty payments have begun to accrue to the Company, nor have there been commercial revenues from the sale of any Company products. Because of the current stage of the Company's growth, traditional methods of evaluating executive performance, such as profit levels, are inappropriate. Accordingly, assessment of each executive's performance is based on attainment of his or her specific personal objectives in light of the Company's overall annual strategic goals.

     Each executive officer's compensation package is reviewed annually and is comprised of up to three components: base salary, incentive cash bonuses and stock options. In addition to these components, executive officers of the Company are eligible to participate in all employee benefit programs generally available to all other Company employees.

     Progress toward the Company's broad strategic goal of becoming a profitable biopharmaceutical company is measured by specific corporate objectives and annual milestones. Personal objectives and milestones by which individual executives of the Company are evaluated to fit within the framework of the Company's overall goals and objectives. Subjective factors, such as changes in business conditions and other relevant external circumstances, are also taken into consideration. The Company believes the nature of its specific goals and milestones and progress toward their achievement constitute proprietary and confidential information, disclosure of which would place the Company at a competitive disadvantage.

BASE SALARY

     Short-term financing efforts proved successful during both fiscal 1996 and fiscal 1997, although the Company's current cash position continues to require that substantial additional funding be obtained. Because of those cash needs, for fiscal 1995 and fiscal 1996 the Committee determined not to approve any increases in

---------------

(1) The report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference.

base salaries for the Company's executive officers until such time as the Committee deemed appropriate a resumption of salary increases for those senior executives. In addition, effective January 1995 and in conjunction with the restructuring program implemented in December 1994, a voluntary reduction in salaries was assumed and the base salary of certain executive officers was frozen at 80% of his or her salary level then in effect. In fiscal 1996, the Compensation Committee determined not to pay the 20% of salaries deferred since January 1995, and the 20% reduction in salaries for those individuals remained in effect until the second quarter of fiscal 1997, at which time those salaries, except for the Chief Executive Officer, were restored to their pre-reduction levels. Generally, the Committee sets the salaries of executive officers by reviewing surveys of biotechnology industry compensation as well as other available information on the base salaries of executive officers in comparable positions in other biotechnology companies. There is substantial overlap between the biotechnology companies, the compensation practices of which are reflected in such surveys, and the biotechnology companies included in the Nasdaq Pharmaceutical Stocks Total Return Index (see "Stock Price Performance Graph"). Comparative factors considered include, but are not limited to, company size, stage of development of a company's products and geographic location. The Committee uses the collected data and applies the members' significant experience in hiring and managing personnel in a biopharmaceutical environment to set base salaries. The Committee takes into account, for both new and current executive officers, not only competitive factors but also breadth of experience, length of service with the Company and recent individual performance of those officers. It is not the Company's intent to establish fixed levels of compensation in general or for specific positions, but rather to establish compensation on a case-by-case basis as recommended by management and determined by the Committee in the exercise of the members' best judgment. Salaries of executive officers of the Company, as currently paid, are estimated to range from the 25th percentile to the 75th percentile of the comparable average salaries for executives of biotechnology companies of similar size. The salary of the Company's Chairman of the Board and Chief Executive Officer is estimated to be in the 50th percentile of such range. The Committee believes the base salaries of its executive officers are reasonable in comparison to similarly situated biotechnology companies.

     In certain cases initial annual base compensation was established pursuant to employment agreements with executive officers (see "Employment Contracts, Termination of Employment and Change in Control Agreements"). The terms of such employment contracts were reviewed and authorized by the Board of Directors of the Company (including members of the Committee but excluding any interested officer) and were consistent with the Company's compensation policies then in place.

BONUS AWARDS

     The Company does not have formal incentive or bonus plans for executives. As part of the review and setting of annual compensation by the Committee, annual incentive cash bonuses of up to 25% to 30% of base salary tied to the achievement of certain specified corporate objectives and milestones have, to date, been paid only to Mr. Mitchel Sayare, Chairman of the Board and Chief Executive Officer, to the Company's former President and Chief Operating Officer, and to the Company's former Executive Vice President, Operations, Mr. Frank Pocher. Awards have been based on the attainment by the Company of specific annual milestones set by the Committee and are granted at the discretion of the Committee. Only the bonus paid to Mr. Pocher was paid in respect of fiscal 1997 performance.

STOCK OPTION PLAN

     Subject to the provisions of the Company's Restated Stock Option Plan, the Committee has the authority to determine the terms under which options are granted under the Plan and the individuals to whom such options may be granted. The Committee believes that equity participation is a key component of its executive compensation program. The stock option program is the Company's major long-term incentive plan, designed to retain executive officers and other employees and motivate them to enhance shareholder value by aligning the long-term interests of the Company's employees with those of its outside shareholders. Stock options provide an effective long-term incentive for executive officers and other employees to create shareholder value since the full benefit of the options cannot be realized unless an appreciation in the price of the Company's Common Stock occurs over a number of years. The executive officers participate in the Restated Stock Option Plan in the same manner as all of the Company's employees. Initial stock option awards are individually determined prior to employment at levels based upon an employee's potential contribution to the Company's growth and are designed to be competitive with awards by other companies within the biotechnology industry. Subsequent annual stock option awards are based on individual performance and position within the Company. Also taken into consideration is the aggregate amount of stock options granted to an individual. All of the Company's current executive officers were awarded stock options in March 1995 and March 1996 for fiscal years 1995 and 1996, respectively. No stock options were awarded to executive officers in fiscal 1997. All options have exercise prices equal to the fair market value of the Company's Common Stock on the date of grant. The options granted to the executive officers for fiscal year 1995 vest one year from the date of grant and the options granted to the executive officers for fiscal year 1996 vest ratably over three years beginning on the date of grant. Vesting of options may be accelerated and options may become fully exercisable upon the occurrence of certain events such as a change in control of the Company (see "Employment Contracts, Termination of Employment and Change in Control Agreements").

     In addition to incentive stock options, the Committee also has discretionary authority under the Restated Stock Option Plan to grant non-qualified options to certain individuals, including executive officers of the Company. To date, of the current and former executive officers, only Mr. Sayare and the former President and Chief Operating Officer have been granted non-qualified options. In each case, the options were granted with exercise prices equal to the fair market value of the Common Stock on the date of grant and were scheduled to vest over four years. The non-qualified option granted to the former President and Chief Operating Officer was forfeited as a result of his resignation.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In connection with the Committee's decision not to increase base salaries and the voluntary 20% reduction in salaries, Mr. Sayare received no increase in base salary during fiscal 1995 or fiscal 1996. In addition, between January 1995 and October 1996 Mr. Sayare's base salary had been 80% of $257,000, or $205,600. In October 1996, the Compensation Committee determined not to pay the 20% reduction withheld to that date, and Mr. Sayare's salary was set at $245,000. For fiscal 1997, as in prior years, Mr. Sayare's annual base salary was determined in accordance with the criteria outlined in other sections of this report, the Committee's evaluation of the Company's overall performance, and Mr. Sayare's individual performance. Performance was measured by achievement of certain goals such as substantially reducing Company expenses, establishing funding arrangements, and refocusing the Company's resources after the 1997 discontinuance of its Oncolysin B clinical trials.

     No cash bonus was paid to Mr. Sayare in fiscal 1997. In March 1995 and March 1996 Mr. Sayare was granted options to purchase 75,000 shares and 125,000 shares, respectively, of Common Stock. These options were awarded based upon Mr. Sayare's performance in each of those years. The options granted in fiscal year 1995 vest one year from the date of grant and the options granted in fiscal 1996 vest ratably over three years beginning on the date of grant. No options were granted to Mr. Sayare in fiscal 1997. All options are subject to Mr. Sayare's continued employment with the Company and were issued with exercise prices equal to the fair market value of Common Stock on the date of grant.

CERTAIN AGREEMENTS

     The Company has entered into agreements with certain of its executive officers relating to employment, separation and severance. In making determinations of salary and benefits to be provided under the aforementioned employment, separation and severance agreements, the Committee took into consideration, in addition to contractual commitments, Company policies and the benefits to the Company of an orderly transition (see "Employment Contracts, Termination of Employment and Change in Control Agreements").

                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                                DAVID W. CARTER
                              MICHAEL R. EISENSON
                                STUART F. FEINER
                               DONALD E. O'NEILL

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Committee members are Messrs. David W. Carter, Michael R. Eisenson, Stuart F. Feiner and Donald E. O'Neill. None of these Directors is or has been an officer or employee of the Company. Mr. Sayare, though not a member of the Committee, assists the Committee in determining the compensation packages awarded to executive officers other than himself. Mr. Sayare provides supplemental information regarding performance evaluations of executive officers other than himself, in addition to making written annual performance reviews of such executive officers available to the Committee.

SUMMARY COMPENSATION TABLE

     The following table (the "Summary Compensation Table") sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and to each of its executive officers whose total annual salary and bonus exceeded $100,000 in fiscal year 1997.

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                            ------------
                                                                               AWARDS
                                                                               ------
                                                   ANNUAL COMPENSATION       SECURITIES      ALL OTHER
               NAME AND                          -----------------------     UNDERLYING     COMPENSATION
          PRINCIPAL POSITION             YEAR    SALARY($)(1)   BONUS($)     OPTIONS(#)        ($)(2)
          ------------------             ----    ------------   --------     ----------     ------------
Mitchel Sayare.........................  1997      230,907         --           --              2,837
  Chairman of the Board, Chief           1996      205,600         --         125,000           2,480
  Executive Officer and President        1995      232,289(3)      --          75,000           2,338

Frank J. Pocher........................  1997      140,780(4)     7,500         --              1,772
  Director, Executive Vice President,    1996      146,160         --          75,000           1,918
  Operations, Chief Financial Officer    1995      169,394(3)      --          50,000           2,080
  and Treasurer

Walter A. Blattler, Ph.D...............  1997      166,372         --           --              1,682
  Director and Executive Vice            1996      141,900         --          75,000           1,262
  President, Science and Technology      1995      171,237(3)      --          50,000           2,247

Dixie-Lee W. Esseltine, M.D.(5)........  1997      167,135         --           --              1,693
  Vice President,                        1996      150,000         --          50,000           1,564
  Medical Affairs                        1995      150,000         --          25,000           1,968

John M. Lambert, Ph.D..................  1997      140,980         --           --              1,103
  Vice President, Research               1996      124,783         --          50,000           1,013
  and Development                        1995      124,783         --          25,000           1,013

---------------

(1) Includes amounts, if any, deferred by each individual under the ImmunoGen, Inc. 401(k) Plan and Trust.

(2) Fiscal 1997 amounts include term life insurance premiums of $720 for Mr. Sayare, $439 for Mr. Pocher, $519 for Dr. Blattler, $521 for Dr. Esseltine and $440 for Dr. Lambert. Also included are matching 401(k) contributions of $2,116 for Mr. Sayare, $1,333 for Mr. Pocher, $1,162 for Dr. Blattler, $1,171 for Dr. Esseltine and $663 for Dr. Lambert.

(3) Fiscal 1995 numbers have been changed from those in the Company's 1995 Proxy Statement to reflect the decision by the Compensation Committee not to pay amounts withheld and deferred as part of a January 1995 voluntary 20% salary reduction for executive officers. As originally reported, salaries for Mr. Sayare, Mr. Pocher and Dr. Blattler were $258,978, $187,587 and $189,657, respectively. Dr. Esseltine and Dr. Lambert were not executive officers in January 1995.

(4) Mr. Pocher passed away on April 12, 1997.

(5) Dr. Esseltine resigned her position with the Company effective August 29, 1997.

OPTION GRANTS IN LAST FISCAL YEAR

     No stock options were granted to executive officers during fiscal 1997.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table provides information as to each individual named in the Summary Compensation Table regarding option exercises during fiscal 1997, the number of shares covered by both exercisable and unexercisable options as of June 30, 1997 and the value of unexercised options.

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                  SHARES                      OPTIONS AT FISCAL YEAR-        IN-THE-MONEY OPTIONS
                                 ACQUIRED                              END(#)              AT FISCAL YEAR-END($)(1)
                                    ON           VALUE       --------------------------   --------------------------
         NAME                   EXERCISE(#)  REALIZED($)(2)  EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
         ----                   -----------  --------------  -----------  -------------   -----------  -------------

Mitchel Sayare...............      --            --            363,834        59,166         15,225        --

Frank J. Pocher..............      --            --            211,791          --           39,513        --

Walter A. Blattler, Ph.D.....    18,000        31,878          199,561        30,000         14,544        --

Dixie-Lee W. Esseltine,
  M.D........................      --            --             89,034        20,166           --          --

John M. Lambert, Ph.D........      --            --            106,175        19,416          8,911        --

---------------

(1) Value is based on the last sale price per share ($1.625) on June 30, 1997, as reported on the Nasdaq National Market, less the applicable option exercise price. The options each have an exercise price equal to the fair market value of the Common Stock on the date of grant.

(2) Value realized is based on the difference between the option exercise price and the closing sale price on January 3, 1997, the date of the exercise of the option, as reported on the Nasdaq National Market.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

     The Company has entered into employment agreements with Dr. Blattler and Dr. Lambert. These agreements currently provide for annual salaries of $180,000 for Dr. Blattler and $150,000 for Dr. Lambert. These agreements may be terminated by either the Company or the executive officer upon 90 days' prior written notice. In addition, each agreement provides that the Company may terminate the employment of the executive officer at any time for cause (as defined in the agreement). The agreements with Dr. Blattler, and Dr. Lambert also provide that the executive officer will not engage in any business competitive with the business of the Company, for a period of two years following termination of employment.

     In making determinations of salary and benefits to be provided under the aforementioned employment agreements, the Compensation Committee took into consideration, in addition to contractual commitments, Company personnel policies and the benefits to the Company of an orderly transition.

     Contractual language is included in stock option agreements between the Company and members of its senior management group to the effect that in instances where (i) (A) a person becomes the beneficial owner of fifty percent or more of the voting securities of the Company, or (B) the Board of Directors of the Company approves a consolidation or merger of the Company whereby the shareholders of the Company would not retain fifty percent or more of the voting securities of the Company after the consolidation or merger, and (ii)(A) a material change is made in the Restated Stock Option Plan or an option granted thereunder (except as provided in Section 16(b) of the Plan), or (B) the affected employee is, within two years, terminated for any reason other than for cause, then all unvested options of the affected employee will become immediately exercisable.

STOCK PRICE PERFORMANCE GRAPH

     The graph and table below compare the cumulative total stockholder return on an annual basis on the Company's Common Stock for the period from June 30, 1992 through June 30, 1997 to the cumulative total returns on the Nasdaq Stock Market Index (U.S.) and the Nasdaq Pharmaceutical Stocks Total Return Index for the same period.

        Measurement Period                                 NASDAQ Stock           NASDAQ
      (Fiscal Year Covered)           ImmunoGen, Inc.          Index          Pharmaceutical

            6/30/92                      $100.00              $100.00             $100.00
            6/30/93                      $ 53.00              $126.00             $ 87.00
            6/30/94                      $ 35.00              $127.00             $ 73.00
            6/30/95                      $ 32.00              $169.00             $ 97.00
            6/30/96                      $ 33.00              $218.00             $142.00
            6/30/97                      $ 13.00              $265.00             $145.00

     The above graph and table assume $100 invested on June 30, 1992, with all dividends reinvested, in each of the Company's Common Stock, the Nasdaq Stock Market Index (U.S.) and the Nasdaq Pharmaceutical Stocks Total Return Index. The Nasdaq Pharmaceutical Stocks Total Return Index was prepared by the Center for Research in Security Prices. Upon written request by any shareholder, the Company will promptly provide a list of the companies comprising the Nasdaq Pharmaceutical Stocks Total Return Index.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     At the Meeting the number of directors will be fixed at six and six directors will be elected to serve until the next annual meeting of shareholders and until their successors have been elected and qualified.

     The enclosed Proxy, unless authority to vote is withheld, will be voted for the election of the nominees named herein as directors of the Company. The nominees are Mitchel Sayare, Walter A. Blattler, Ph.D., David W. Carter, Michael
R. Eisenson, Stuart F. Feiner and Donald E. O'Neill. The Board of Directors has no reason to believe that any nominee will become unavailable. However, in the event that any one or more of such nominees shall unexpectedly become unavailable for election, votes will be cast, pursuant to authority granted by the enclosed Proxy, for such person or persons as may be designated by the Board of Directors.

COMMITTEES OF BOARD OF DIRECTORS AND MEETING ATTENDANCE

     David W. Carter, Michael R. Eisenson, Stuart F. Feiner and Donald E. O'Neill currently serve on the Audit Committee. The Audit Committee reviews the engagement of the Company's independent accountants, reviews quarterly and annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits.

     David W. Carter, Michael R. Eisenson, Stuart F. Feiner and Donald E. O'Neill currently comprise the Compensation Committee. The Compensation Committee reviews, approves and makes recommendations concerning the Company's compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of the Company. The Compensation Committee also administers the Company's Restated Stock Option Plan.

     The Company does not have a standing Nominating Committee.

     During the fiscal year ended June 30, 1997, there were six meetings of the Board of Directors, one meeting of the Audit Committee and two meetings of the Compensation Committee. In addition, from time to time, the members of the Board of Directors and its Committees act by unanimous written consent pursuant to Massachusetts law. During the fiscal year, no member of the Board attended fewer than 75% of the meetings of the Board and the Board committees on which he served.

COMPENSATION OF DIRECTORS

     All non-employee Directors are entitled to receive cash compensation of $1,500 per Board meeting, although none was paid during fiscal 1997. Directors are also reimbursed for travel expenses incurred to attend Board meetings. No compensation is paid for attendance at, or activities related to, Audit or Compensation Committee meetings. In the case of Messrs. Eisenson and Feiner, these payments have been made to Harvard Management Company, Inc. and Inco Limited, respectively.

     Each non-employee Director who was a member of the Board as of July 9, 1992 was granted an option under the Restated Stock Option Plan to purchase 10,000 shares of the Company's Common Stock as of that date and will continue to receive such an option upon every fourth anniversary thereof (assuming he remains a non-employee Director). Messrs. Eisenson, Feiner and O'Neill, all non-employee Directors as of July 9, 1992 and July 9, 1996, were each granted an option to purchase 10,000 shares as of each of those dates at exercise prices of $11.50 and $4.375, respectively. Pursuant to an agreement among the Company, Aeneas Venture Corporation and Mr. Eisenson, grants of stock options in respect of Mr. Eisenson's service as a Director are granted directly to Aeneas Venture Corporation. Options granted under the Restated Stock Option Plan become exercisable as to 25% of the shares on each anniversary of the date of grant if the optionee remains a non-employee Director of the Company on such date. The options have a term of ten years and exercise prices which are equal to the fair market value of the Common Stock on the date of grant. In addition, the Restated Stock Option Plan provides that each non-employee Director upon first being elected or appointed to the Board of Directors after July 9, 1992 and on every fourth anniversary thereof (assuming he or she remains a non-employee director) will be granted an option to purchase 10,000 shares of the Company's Common Stock. Mr. Carter became a non-employee director on June 17, 1997 and was granted an option to purchase 10,000 shares as of that date at an exercise price of $1.625 per share.

     A plurality of the votes cast at the Meeting is required to elect each nominee as a director.

       THE BOARD OF DIRECTORS RECOMMENDS THAT THE NUMBER OF DIRECTORS BE FIXED AT SIX AND RECOMMENDS THE ELECTION OF THE NOMINEES AS DIRECTORS.

              PROPOSAL 2:  AMENDMENT TO RESTATED STOCK OPTION PLAN

     The Board of Directors recommends that the shareholders consider and approve a proposed amendment to the Company's Restated Stock Option Plan (the "Plan") adopted by the Board of Directors on August 11, 1997. For a description of the Plan, see "Summary of Restated Stock Option Plan." The proposed amendment to the Plan would increase the number of shares of Common Stock reserved for the grant of options as described below.

     Prior to August 11, 1997, 2,400,000 shares of Common Stock were reserved for grants of options under the Plan. On August 11, 1997, the Board of Directors authorized, subject to shareholder approval, an amendment to the Plan to increase the number of shares reserved for grants of options to 3,525,000 shares of Common Stock. The Committee also authorized on that date the grant of certain options. Of the 3,525,000 shares authorized as of August 11, 1997, 2,292,319 shares were subject to outstanding options or had been exercised. Due to subsequent forfeitures of outstanding options, as of September 30, 1997, 2,267,521 shares are subject to outstanding options or have been exercised, leaving 1,057,479 shares available for future grants.

     The Board of Directors believes that having additional shares available for grants of options under the Plan is both necessary and desirable in order to enable the Company to continue to attract and retain qualified employees, consultants and directors.

     From the inception of the Plan to September 30, 1997, the aggregate number of shares of Common Stock obtainable upon exercise of options granted to:
Mitchel Sayare, Chairman and Chief Executive Officer (600,000 shares); Frank J. Pocher, former Executive Vice President, Operations, and Chief Financial Officer (248,750 shares); Walter A. Blattler, Ph.D., Executive Vice President, Science and Technology (299,561 shares); Dixie-Lee W. Esseltine, M.D., former Vice President, Medical Affairs (109,200 shares); and John M. Lambert, Ph.D., Vice President, Research and Development (195,091 shares), is 1,452,602.

     Of the aforementioned 1,452,602 shares of Common Stock, options granted for 46,124 shares have been forfeited and options granted for 131,500 shares have been exercised. As of September 30, 1997, the aggregate number of shares of Common Stock obtainable upon exercise of options granted to: all current executive officers as a group (1,168,852 shares); all current directors who are not executives (30,000 shares); associates of all executive officers and of current directors, including their respective employers (40,000 shares); and all employees and consultants, including all current officers other than those named in the preceding paragraph, as a group (591,292 shares), is 661,292. There is no nominee for election as a director who is not a current director. Options granted in respect of the services of certain current directors are granted or assigned to their respective employers (See Footnotes (7) and (8) to the table appearing under the caption "Principal Shareholders").

SUMMARY OF RESTATED STOCK OPTION PLAN

     Under the Plan, incentive stock options, within the meaning of Section 422 of the Internal Revenue Code (the "Code"), may be granted to key employees and non-qualified options may be granted to key employees, directors and consultants of the Company. Approximately 62 persons are eligible to participate in the Plan. The Plan was originally adopted by the Board of Directors on February 13, 1986 and approved by the Company's shareholders on December 5, 1986. It was amended by the Committee on July 9, 1992, on October 4, 1993 and again of June 7, 1994. The shareholders approved the amendments on November 10, 1992, November 9, 1993 and November 8, 1994, respectively.

     The exercise price of incentive options granted under the Plan may not be less than 100% of the fair market value of the Common Stock of the Company at the time of grant and, in the case of incentive stock options granted under the Plan to holders of more than 10% of the voting power of the Company, not less than

110% of the fair market value of the Common Stock of the Company at the time of grant. The exercise price of non-qualified options must be equal to at least 50% of the fair market value of the Common Stock at the time of grant. Options granted under the Plan may not be exercised later than 10 years from the date of grant, except in the case of incentive stock options which have an exercise price of at least 110% of fair market value, which may not be exercised later than five years from the date of grant. Options generally vest over periods of up to four years, and are intended as long-term incentive and motivation for the Company's employees, directors and consultants, as well as to provide those persons with the perspective of the Company's shareholders in assessing corporate results.

     The Plan provides that the aggregate fair market value of shares issuable upon the exercise of incentive stock options exercisable for the first time during any one calendar year may not exceed $100,000. Options granted under the Plan become exercisable in installments over the option term. Options granted under the Plan expire upon termination of an optionee's employment for cause. Generally, options must be exercised within three months after termination of an optionee's employment for any other reason (except death or disability), and within one year after an optionee's death or disability, but in no event later than the originally prescribed term of the option. The Plan terminates on November 9, 2003, unless previously terminated by vote of the shareholders of the Company. The Plan provides for termination of all options granted thereunder in the event of dissolution or liquidation of the Company, subject to the right of optionees (or optionees' survivors) to exercise all their options immediately before such event, to the extent that the right to exercise such options has accrued as of the date immediately prior to such dissolution or liquidation.

     The Plan also provides that, in the event of a consolidation of the Company with, or acquisition of the Company by, another entity, or sale of all or substantially all of the assets of the Company, the Board of Directors of the Company will make appropriate provision for options granted pursuant to the Plan. The Directors will (i) continue options granted under the Plan (if necessary substituting rights to shares of the successor entity), or (ii) require that all options granted thereunder be exercised, or (iii) terminate all options in exchange for a fair market value cash payment. If the Board of Directors should utilize either of the methods described in clauses (ii) or
(iii) above, all options granted pursuant to the Plan will be made fully exercisable irrespective of original vesting schedules.

     Contractual language is included in stock option agreements between the Company and members of its senior management group to the effect that in instances where (i) (A) a person becomes the beneficial owner of fifty percent or more of the voting securities of the Company, or (B) the Board of Directors of the Company approves a consolidation or merger of the Company whereby the shareholders of the Company would not retain fifty percent or more of the voting securities of the Company after the consolidation or merger, and (ii) (A) a material change is made in the Restated Stock Option Plan or an option granted thereunder (except as provided in Section 16 (b) of the Plan), or (B) the affected employee is, within two years, terminated for any reason other than for cause, then all unvested options of the affected employee will become immediately exercisable.

     The Plan is administered by the Committee. Subject to the provisions of the Plan, the Committee has the authority to determine the terms under which options are granted pursuant to the Plan, including the individuals to whom such options may be granted, the exercise price and number of shares subject to each option, the time or times during which all or a portion of each option may be exercised and certain other provisions. The Plan may be amended by the shareholders of the Company. The Plan may also be amended by the Board of Directors or the Committee without approval by the shareholders except to the extent that shareholder approval is required to ensure favorable tax treatment under the Code for incentive stock options or in order to ensure the qualification of the Plan under Rule 16b-3 promulgated under the Securities Exchange Act of 1934. Any optionee who is adversely affected by any such change must consent thereto in writing.

     The Company also granted non-qualified options to consultants, some of whom have since become employees of the Company, to purchase an aggregate of 130,500 shares of Common Stock at a weighted average exercise price of $0.70 per share. These options were granted outside the Plan. As of September 30, 1997, none of these options remained outstanding.

     To date, all options have been granted with exercise prices equal to the fair market value of the Company's Common Stock on the date of grant.

     As of September 30, 1997, as reported by the Nasdaq National Market System, the closing price for the Common Stock was $1.25.

FEDERAL INCOME TAX CONSIDERATIONS

     Incentive Stock Options. An incentive stock option does not result in taxable income to the optionee or in a deduction to the Company at the time it is granted or exercised, provided that no disposition is made by the optionee of the shares acquired pursuant to the option within the two-year period commencing on the day after the date of granting of an option or within the one-year period commencing on the day after the date of transfer of shares to such optionee (the "ISO holding period"). However, the difference between the fair market value of the stock on the date of exercise and the option price thereof will be an "item of tax preference" includible in "alternative minimum taxable income." The Company will not be entitled to any deduction on account of a disposition of the stock after the ISO holding period. Upon disposition of the stock after the expiration of the ISO holding period, the optionee's basis for determining taxable gain or loss will be the option price paid for the stock. Any amount realized in excess of his or her basis will be taxed to the optionee as long-term capital gain and any loss sustained will be long-term capital loss. Generally, for dispositions of stock after July 28, 1997, the Taxpayer Relief Act of 1997 has increased the holding period for determining long-term capital gains treatment to more than 18 months.

     Except in the event of the death of an optionee or transfers by an insolvent optionee in connection with certain bankruptcy proceedings, if the stock is disposed of prior to the expiration of the ISO holding period, the optionee generally will be considered to have realized taxable compensation in the year of the disposition equal to the excess of the fair market value of the stock on the date of exercise of the option over the option price. Any additional gain realized on the disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than the fair market value of the stock on the date of exercise ( and if the disposition is a sale or exchange with respect to which a loss, if sustained, would be recognized to the optionee), the amount of compensation income will be limited to the excess (if any) of the amount realized over the optionee's adjusted basis in the stock. If the stock is disposed of prior to the expiration of the ISO holding period, subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in the year of the disposition in an amount equal to the compensation recognized by the optionee.

     Non-Qualified Stock Options. Under current U.S. federal income tax laws and regulations, the grant of a non-qualified option will not ordinarily result in taxable income to the optionee or a deduction to the Company at the time it is granted. The optionee will recognize taxable compensation at the time such optionee exercises a non-qualified option in the amount of the excess of the then fair market value of the shares acquired over the option price, except to the extent that shares are issued or transferred subject to a restriction involving a substantial risk of forfeiture and the shares cannot be transferred free of that risk.

     Stock issued or transferred to certain employees of the Company will be considered subject to a substantial risk of forfeiture throughout the period during which a sale of the stock by such person at a profit could subject him or her to liability under Section 16 (b) of the Securities Exchange Act of 1934, as stock issued upon exercise of an option subject to Company repurchase rights. An optionee to whom shares are issued or transferred subject to a substantial risk of forfeiture will not realize compensation at the time of exercise. Compensation will instead be realized at the time of the lapse of such restrictions, with the amount of compensation so realized being equal to the excess of the fair market value of the shares at the time of such lapse over the option price paid for the shares. However, if the optionee so elects under Section 83 (b) of the Code, the optionee will realize compensation at the time of exercise of the option in an amount equal to the excess of the then fair market value of the shares over the exercise price.

     Subject to the applicable provisions of the Code and assuming federal tax withholding requirements are satisfied, a deduction for federal income tax purposes will be allowable to the Company in the same year as, and in an amount equal to, the taxable compensation recognized by the optionee.

     If the optionee disposes of the stock acquired pursuant to exercise of a non-qualified option, the optionee's basis for determining taxable gain or loss will be the sum of the option price paid for the stock plus any related compensation income recognized by the optionee, and such gain or loss normally will be capital gain or loss. The optionee's holding period for determining long-term capital gain will be measured from the date of exercise of the option if the acquired stock was not subject to a substantial risk of forfeiture or if the election under Section 83 (b) was made; otherwise the optionee's holding period will be measured from the date the restrictions lapse.

     The affirmative vote of a majority of the shares present or represented and entitled to vote at the Meeting is required to approve the increase in the aggregate number of shares of Common Stock available under the Plan.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT
                       TO THE RESTATED STOCK OPTION PLAN.


                              CERTAIN TRANSACTIONS

     The holders of approximately 792,769 shares of Common Stock (the "Registrable Securities") are entitled to certain rights to register such shares under the Securities Act of 1933, as amended, (the "Securities Act") for sale to the public pursuant to a Registration Rights Agreement by and among the Company and the holders of Registrable Securities, as amended (the "Registration Rights Agreement"). The holders of Registrable Securities include, among others, Aeneas Venture Corporation. Such holders have the right to require the Company, on not more than two occasions, whether or not the Company proposes to register any of its Common Stock for sale, to register all or part of their shares for sale to the public under the Securities Act, subject to certain conditions and limitations. In addition, holders of Registrable Securities may require the Company to register all or part of their shares on Form S-3 (or a successor short form of registration) if the Company then qualifies for use of such form, subject to certain conditions and limitations. The Registration Rights Agreement was amended on October 9, 1991 to limit the circumstances pursuant to which the registration rights granted thereunder may be transferred to third parties and to amend certain procedural requirements.

     In addition, pursuant to registration rights agreements between the Company and holders of the Company's Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock (the "Preferred Stock") and/or related warrants (the "Warrants"), such holders are entitled to rights to require the Company to register for resale to the public under the Securities Act all shares of Common Stock issued or issuable to such holders on conversion of the Preferred Stock and/or exercise of the Warrants. The number of shares and warrants issued to the preferred shareholders is determined according to a predetermined formula. As of September 30, 1997, approximately 5,129,312 shares of Common Stock are beneficially held by such holders.

     As part of an agreement entered into in July 1997 between the Company, its 95%-owned subsidiary, Apoptosis Technology, Inc. ("ATI"), and a third-party (the "holder"), the holder receives warrants to purchase shares of the Company's Common Stock equal to the amount invested in ATI over a three-year period. These warrants become exercisable at the end of the three-year period at the then current market price of the Common Stock. Pursuant to a registration rights agreement between the Company and the holder, at the end of the three-year period the holder is entitled to certain rights to require the Company to register for sale to the public under the Securities Act all registrable securities. As of September 30, 1997, amounts to purchase Common Stock equal to the $1.852 million invested as of that date have been issued to the holder.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons holding more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Executive officers, Directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to it and written representations that no other reports were required, during the fiscal year ended June 30, 1997 the Company's executive officers, Directors and greater than 10% beneficial owners of its Common Stock complied with all applicable Section 16(a) filing requirements.

                              INDEPENDENT AUDITORS

     Coopers & Lybrand, independent accountants, audited the Company's financial statements for the fiscal year ended June 30, 1997. The Company expects that representatives of Coopers & Lybrand will be present at the Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions. The Company has selected Coopers & Lybrand to audit the Company's financial statements for the fiscal year ending June 30, 1998.

                    SHAREHOLDER PROPOSALS AND OTHER MATTERS

     In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the annual meeting in 1998, a shareholder proposal must be received by the Company no later than June 11, 1998. Proposals should be delivered in writing to ImmunoGen, Inc., 333 Providence Highway, Norwood, Massachusetts 02062.

     The Board of Directors does not know of any other matters which will be brought before the Meeting. If other business is properly presented for consideration at the Meeting, it is intended that the shares represented by the enclosed Proxy will be voted by the persons voting the Proxies in accordance with their judgment on such matters.

     In order that your shares may be represented if you do not plan to attend the meeting, and in order to assure the required quorum, please complete, sign, date and return your Proxy promptly.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following document filed by the Company with the Commission is incorporated herein by reference:

          Items 6, 7, 8 and 9 of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed pursuant to Section 13 or 15(d) of the 1934 Act (File Number 0-17999).

                                            By order of the Board of Directors

                                            JONATHAN L. KRAVETZ, ESQ.
                                            Clerk

October 10, 1997

PROXY                           IMMUNOGEN, INC.                            PROXY


                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                           OF IMMUNOGEN, INC. FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 12, 1997


The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated October 10, 1997, and does hereby appoint Mitchel Sayare and Kathleen A. Carroll, or either of them, the undersigned's attorneys-in-fact and proxies, with full power of substitution in each, for and in the name of the undersigned, with all the powers the undersigned would possess if personally present, hereby revoking any proxy heretofore given, to appear and represent and vote all shares of Common Stock of ImmunoGen, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the offices of the Company, 333 Providence Highway, Norwood, Massachusetts on Wednesday, November 12, 1997, at 10:00 a.m. and at any adjournments thereof.


         PLEASE FILL IN REVERSE SIDE AND MAIL IN THE ENCLOSED ENVELOPE


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
                                                                Please mark
                                                              your votes as /X/
                                                               indicated in
                                                               this example

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED FOR ITEM 1 AND ITEM 2.

Item 1.  Election of Directors:       Mitchel Sayare, Walter A. Blattler, David
                                      W. Carter, Michael R. Eisenson, Stuart F.
                                      Feiner, and Donald E. O'Neill

         FOR ALL                  WITHHOLD
     NOMINEES LISTED             AUTHORITY
       TO THE RIGHT             to vote for
(except those crossed out)      all nominees

           / /                      / /

Item 2. To approve the proposal to amend the Company's Restated Stock Option Plan to increase the number of shares reserved for the grant of options from
2.4 million to 3.525 million.

          FOR            AGAINST          ABSTAIN
          / /              / /              / /

I plan to attend the meeting.    / /

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

                    THIS PROXY MAY BE REVOKED IN WRITING AT
                     ANY TIME PRIOR TO THE VOTING THEREOF.

                                        Please date and sign exactly as name
                                        appears on this card. Joint owners
                                        should each sign. Please give full title when signing as executor, administrator, trustee, attorney, guardian for a minor, etc. Signatures for corporations and partnerships should be in the corporate or firm name by a duly authorized person. Please return this proxy promptly in the enclosed envelope.

                                        Signature: _____________________________

                                        Date: __________________________________

                                        Signature: _____________________________

                                        Date: __________________________________

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